Exhibit 8.1
[LETTERHEAD OF SULLIVAN & CROMWELL LLP]
February 11, 2008
Sterling Financial Corporation,
     101 North Pointe Boulevard,
          Lancaster, Pennsylvania 17601.
Ladies and Gentlemen:
     We have acted as counsel to Sterling Financial Corporation, a Pennsylvania corporation (“Sterling”), in connection with the planned merger (the “Merger”) of Sterling with and into The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”), pursuant to the Agreement and Plan of Merger, dated as of July 19, 2007, between PNC and Sterling, as described in the proxy statement/prospectus and other proxy solicitation materials of Sterling and PNC constituting a part thereof (the “Proxy Statement/Prospectus”), which is part of the registration statement on or about the date hereof on Form S-4 of PNC (the “Registration Statement”) filed in connection with the Merger.
     We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to holders of common stock of Sterling that exchange their common stock of Sterling for common stock of PNC and/or cash pursuant to the Merger, the statements set forth under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus included in the Registration Statement are accurate in all material respects.

Sterling Financial Corporation	-2-

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ SULLIVAN & CROMWELL LLP